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                                                                    Exhibit 99.1

[MKS LOGO]
                                                           FOR IMMEDIATE RELEASE

                                                     INVESTOR RELATIONS CONTACT:
                                                                  Ronald Weigner
                                        Vice President & Chief Financial Officer
                                                                    978.975.2350

          MKS INSTRUMENTS REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

        Andover, Mass. -- April 17, 2003 -- MKS Instruments, Inc. (NASDAQ:
MKSI), a leading worldwide provider of products that measure, control, power and monitor critical parameters of semiconductor and other advanced manufacturing process environments, today reported first quarter 2003 financial results.

        First quarter 2003 revenues totaled $72.8 million, a 23 percent increase compared to first quarter 2002 revenues of $59.1 million and a 6 percent decrease from fourth quarter 2002 revenues of $77.6 million.

        The first quarter 2003 GAAP net loss was $7.4 million or $0.14 per share on 51.4 million basic shares outstanding compared to the first quarter 2002 GAAP net loss of $11.8 million or $0.25 per share on 46.3 million basic shares outstanding and the fourth quarter 2002 GAAP net loss of $19.2 million or $0.37 per share on 51.3 million basic shares outstanding. The fourth quarter 2002 GAAP net loss included a non-cash charge of $13.4 million or $0.26 per share for the reversal of MKS' net deferred tax assets.

        The first quarter 2003 pro forma net loss (defined as net income before amortization of acquired intangible assets, and other acquisition and disposition related charges, net of income taxes) was $3.7 million or $0.07 per share. The first quarter 2002 pro forma net loss was $4.3 million or $0.09 per share. The fourth quarter 2002 pro forma net loss was $16.9 million or $0.33 per share, and excluding the non-cash deferred tax charge, the loss was $3.5 million or $0.07 per share.
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Since 1999, MKS has reported financial results on a pro forma basis as a complement to results provided in accordance with accounting principles generally accepted in the United States. MKS' management uses such pro forma measures internally to evaluate the company's performance and manage its operations, and believes that pro forma measures provide useful information for understanding operating results and comparing prior periods.

        John R. Bertucci, Chairman, Chief Executive Officer and President of MKS, said, "In the first quarter, we continued to make inroads in high-growth semiconductor applications and to penetrate other markets. Our margins improved as we began to realize the benefit of previously announced cost reduction initiatives, including manufacturing consolidation and tightened expense control. Our balance sheet continued to remain strong with cash and investments of approximately $142 million."

        Mr. Bertucci continued, "Looking forward, second quarter 2003 revenues could range from $73 to $78 million. This sales range, combined with anticipated reduced costs associated with up to 10 mandatory days off, could result in a second quarter 2003 GAAP net loss of $0.10 to $0.15 per share. Excluding amortization of acquired intangible assets, which the Company currently estimates would be $3.8 million, the pro forma net loss could range from $0.03 to $0.08 per share."

        "We remain positive about our long-term growth prospects," Mr. Bertucci added. "We believe that our breadth of technology and depth of application expertise differentiates MKS, and we continue to implement strategies to increase our opportunities for growth in the next upturn."

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        Management will host a conference call on Thursday, April 17, 2003 at
5:00 p.m. (EDT) to discuss these financial results. To listen to this call, dial 800-218-4007 (domestic) or 303-262-2075 (international), or access the live call and a rebroadcast at www.mksinstruments.com. To hear a replay through April 24, 2003, dial 303-590-3000, passcode 531834#.

        MKS Instruments, Inc. is a leading worldwide provider of instruments, components and subsystems that measure, control, power and monitor critical parameters of semiconductor and other advanced manufacturing process environments. MKS' products are used to manufacture semiconductors, optical filters, flat panel displays, magnetic and optical storage media, medical imaging equipment, architectural glass, solar panels and gas lasers.

        This release contains projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding MKS' future growth and the future financial performance of MKS. These projections or statements are only predictions. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the fluctuations in capital spending in the semiconductor industry, fluctuations in net sales to MKS' major customers, potential fluctuations in quarterly results, the failure of MKS and acquired companies to realize the anticipated benefits of their combined businesses, the challenges and risks involved with integrating the operations of MKS and acquired companies, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing and sourcing risks, volatility of stock price, international operations, financial risk management, and future growth subject to risks. Readers are referred to MKS' filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, for a discussion of these and other important risk factors concerning MKS and its operations. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

                                       ###
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                              MKS INSTRUMENTS, INC.

                   UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                        Three Months Ended
                                                                                            March 31,
                                                                                      -----------------------
                                                                                        2003           2002
                                                                                      --------       --------
Net sales                                                                             $ 72,777       $ 59,067
Cost of sales                                                                           47,371         39,847
                                                                                      --------       --------
Gross profit                                                                            25,406         19,220

Research and development                                                                11,232          9,132
Selling, general and administrative                                                     17,819         17,058
Amortization of acquired intangible assets                                               3,778          2,205
Purchase of in-process technology                                                            -          6,100
                                                                                      --------       --------
Loss from operations                                                                    (7,423)       (15,275)

Interest income, net                                                                       280            426
                                                                                      --------       --------

Loss before income taxes                                                                (7,143)       (14,849)
Provision (benefit) for income taxes (See NOTE 1 below)                                    287         (3,062)
                                                                                      --------       --------
Net loss                                                                              $ (7,430)      $(11,787)
                                                                                      ========       ========

Net loss per share (See NOTE 2 below)                                                 $  (0.14)      $  (0.25)
                                                                                      ========       ========
Weighted average shares outstanding                                                     51,380         46,288


The following supplemental pro forma earnings information is presented to aid in understanding the MKS operating results:

Supplemental Pro Forma Earnings Information

Net loss                                                                              $ (7,430)      $(11,787)

Adjustments:
Amortization of acquired intangible assets                                               3,778          2,205
Purchase of in-process technology                                                            -          6,100
Tax effect of adjustments (See NOTE 1 below)                                                 -           (772)
                                                                                      --------       --------

Pro forma net loss before amortization of acquired intangible assets,
and other acquisition and disposition related charges, net of income taxes            $ (3,652)      $ (4,254)
                                                                                      ========       ========

Pro forma net loss per share before amortization of acquired intangible assets,
and other acquisition and disposition related charges, net of income taxes            $  (0.07)      $  (0.09)
                                                                                      ========       ========
Weighted average shares outstanding                                                     51,380         46,288


NOTE 1: MKS recorded a tax benefit of $3,062 for the three months ended March 31, 2002. In the three months ended December 31, 2002, MKS recorded a full valuation allowance against its net deferred tax assets. Accordingly, MKS has not recorded a deferred tax benefit from the net operating loss incurred in the quarter ended March 31, 2003. The provision for income taxes of $287 includes tax expense from foreign operations and state taxes.

NOTE 2: Due to the net loss for the quarter, net loss per share is based on the basic number of weighted average shares outstanding.

                              MKS INSTRUMENTS, INC.
                      UNAUDITED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                March 31,   December 31,
                                                  2003          2002
                                                --------    -----------
ASSETS

Cash and short-term investments                 $123,085      $128,714
Trade accounts receivable                         49,499        45,505
Inventories                                       72,423        73,235
Other current assets                               5,039         6,098
                                                --------      --------
            Total current assets                 250,046       253,552

Property, plant and equipment, net                80,734        82,595
Long-term investments                             19,000        15,980
Goodwill                                         259,719       259,781
Other acquired intangible assets                  63,943        67,720
Other assets                                       5,931         5,995
                                                --------      --------

Total assets                                    $679,373      $685,623
                                                ========      ========


LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt                                 $ 17,957      $ 18,472
Accounts payable                                  17,323        15,301
Other accrued expenses                            27,141        27,771
                                                --------      --------
            Total current liabilities             62,421        61,544

Long-term debt                                    11,307        11,726
Other long-term liabilities                        1,621         1,663

Stockholders' equity:
Common stock                                         113           113
Additional paid-in capital                       579,265       579,175
Retained earnings                                 21,193        28,623
Other stockholders' equity                         3,453         2,779
                                                --------      --------
            Total stockholders' equity           604,024       610,690
                                                --------      --------

Total liabilities and stockholders' equity      $679,373      $685,623
                                                ========      ========